UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):     August 24, 2006
POLYPORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-119224	57-1006871

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

13800 South Lakes Drive, Charlotte, NC	28273

(Address of Principal Executive Offices)	(Zip Code)
(704) 587-8409
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.      Costs Associated with Exit or Disposal Activities.
     As previously disclosed, Polypore, Inc. (the “Company”) has experienced a significant decline in demand for cellulosic hemodialysis membranes, primarily driven by a shift in industry demand toward synthetic membranes. In response to this shift in demand, the Company has decided to exit the production of cellulosic membranes and realign its cost structure at its facility in Wuppertal, Germany. Although the exact timing, costs and scope of the restructuring are not known at this time, the restructuring is expected to include employee layoffs and other costs related to the shutdown of cellulosic production, including the impairment of certain buildings and equipment.
     As a part of these restructuring efforts, on August 24, 2006, the Company announced a layoff of approximately 150 employees at an estimated cost of $11.5 million to $14 million and began negotiations with the local Works Council on the specifics of the plan. The Company is still determining the other costs related to the shutdown of the cellulosic equipment. While the Company cannot predict the exact timing or scope of these restructuring measures with certainty, it currently expects to record a restructuring charge in the third quarter of fiscal 2006 and cease production of cellulosics by the end of 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE, INC.

Date: August 24, 2006	/s/ Lynn Amos

Lynn Amos Chief Financial Officer